Exhibit 10.22

[English Summary]

Jiangxi Province Zhangshu City Yang-sheng (Nourishing Life) Tourism
Development Project Investment Agreement

Party A: Jiangxi Province Zhangshu City Government
Party B: Yida (Fujian) Tourism Limited Company

Purpose:
Party B will be investing in the Jiangxi Province Zhangshu City Yang-sheng (Nourishing Life) tourism development project (the “Project”), including spas, parks, hotels, towns and nourishing life manors, etc.

Project Area:
6,000 mu (actual land use right is around 3,000 mu, others will be provided in other ways)
Party B may obtain the land use rights from Party A through public listing transaction. The payment amount shall be the amount in the public listing transaction.

Jurisdiction:
Law of China

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the courts of Nanchang City or Fuzhou City.

Date of the Agreement:
April 18, 2010

Supplement

Party A will pay to Party B the amount over 8,000 RMB per mu in one month for the Project. For the cultivated land leased from Party A to Party B, the rent is 200 RMB per mu annually. The rent for the mountain and forest shall be 150 RMB per mu annually. The rent is payable annually and is due by the end of January of each year.

The total investment of the Project is 2,500,000,000 RMB. Estimated to complete the Project in 6 to 8 years.

Date of Agreement:
April 18, 2010